UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2017

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

888-798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On January 6, 2017, Pritchett, Siler and Hardy PC (“PSH”) was dismissed by vote of the Board of Directors as ShiftPixy, Inc.’s (“ShiftPixy”) independent registered public accounting firm.  On the same date, the Board engaged in discussions regarding and voted to retain Squar Milner as ShiftPixy’s independent registered public accounting firm. The official date of our engagement of Squar Milner is January 10, 2017.

PSH’s reports on the financial statements for ShiftPixy’s fiscal year ended August 31, 2016, did not contain any adverse opinion or a disclaimer of opinion. The report was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph with respect to the Company’s ability to continue as a going concern.

During ShiftPixy’s two most recent fiscal years and any subsequent interim period preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

ShiftPixy provided PSH with a copy of the disclosures made in response to Item 304(a) of Regulation S-K and an opportunity to furnish ShiftPixy with a letter addressed to the Securities and Exchange Commission (“SEC”) containing any new information, clarification of the expression of ShiftPixy’s views, or the respects in which it does not agree with the statements made by ShiftPixy herein. PSH did not furnish this letter by the time we filed this Form 8-K but will file an amendment to this Report within 2 business days of receipt of any such letter should such letter be received.

Item 9.01 Financial Statements and Exhibits

d) Exhibits

Exhibit No.	Description

16.1	Letter from Pritchett, Siler and Hardy PC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: January 12, 2017	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer and Director

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